EXHIBIT 23.1
Consent of Independent Auditors
We consent to the incorporation by reference in (a) each of the Registration Statements on Form S-8 pertaining to (i) the Amended & Restated Rent-A-Center, Inc. Long-Term Incentive Plan (No. 333-62582), (ii) the Rent-A-Center, Inc. 401-K Retirement Savings Plan (No. 333-32296), (iii) the Rent-A-Center, Inc. 2006 Long-Term Incentive Plan (333-136615), and (iv) the Rent-A-Center, Inc. 2006 Equity Incentive Plan (No. 333-139792) and (b) the Registration Statement on Form S-3 (No. 333-136840) of our report dated December 22, 2006, with respect to the consolidated financial statements of Rent-Way, Inc. included in Rent-A-Center, Inc.’s Current Report (Form 8-K/A) dated January 31, 2007.
/s/ ERNST & YOUNG LLP
Pittsburgh, Pennsylvania
January 31, 2007